Exhibit 99

Independent Auditor’s Report

To the Management of the Trustee on Behalf of

Unit Holders of Sabine Royalty Trust

Dallas, Texas

Opinion

We have audited the accompanying special purpose statement of fees and expenses (as defined in Exhibit C to the Sabine Royalty Trust Agreement) paid by Sabine Royalty Trust (Trust) to Simmons Bank as trustee and escrow agent for the year ended December 31, 2021, and the related notes to the special purpose statement.

In our opinion, the special purpose statement referred to above presents fairly, in all material respects, the fees and expenses paid by Sabine Royalty Trust to Simmons Bank as trustee and escrow agent for the year ended December 31, 2021, in accordance with the modified cash basis of accounting, which is a comprehensive basis of accounting other than the accounting principles generally accepted in the United States of America.

Emphasis of Matter — Basis of Accounting

We draw attention to Note 3 of the special purpose statement, which describes the basis of accounting. The special purpose statement is prepared in accordance with the modified cash basis of accounting, which is a comprehensive basis of accounting other than the accounting principles generally accepted in the United States of America, to meet the requirements of the Sabine Royalty Trust Agreement. Our opinion is not modified with respect to this matter.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our report. We are required to be independent of Sabine Royalty Trust and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Sabine Royalty Trusts’s ability to continue as a going concern within one year after the date that these financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

To the Management of the Trustee on Behalf of

Unit Holders of Sabine Royalty Trust

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Sabine Royalty Trust’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Sabine Royalty Trust’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BKD LLP

Dallas, Texas

March 14, 2022

SPECIAL PURPOSE STATEMENT OF FEES AND EXPENSES

PAID BY SABINE ROYALTY TRUST TO

SIMMONS BANK, AS TRUSTEE AND ESCROW AGENT,

FOR THE YEAR ENDED DECEMBER 31, 2021

Trustee’s Fee	$433,662
Escrow agent fee paid to Trustee	1,300,989

Total fees and expenses	$1,734,651

The accompanying notes are an integral part of this special purpose statement.

Notes

1.    Sabine Royalty Trust (the “Trust”) is an express trust formed under the laws of Texas by the Sabine Corporation Royalty Trust Agreement (the “Trust Agreement”) made and entered into effective as of December 31, 1982, between Sabine Corporation (“Sabine”), as trustor, and InterFirst Bank Dallas, N.A. (a predecessor to Bank of America, N.A.), as trustee. Southwest Bank became trustee effective May 30, 2014. Contemporaneously with the execution of the Trust Agreement, Sabine, the initial trustee and the predecessor of Southwest Bank, as escrow agent (the “Escrow Agent”), entered into an escrow agreement which establishes an escrow (the “Escrow”). Prior to distribution of units of beneficial interest (the “Units”) in the Trust to Sabine’s shareholders, Sabine transferred to the Trust royalty and mineral interests, including landowner’s royalties, overriding royalty interests, minerals (other than executive rights, bonuses and delay rentals), production payments and other similar, non-participatory interests, in certain producing and proved undeveloped oil and gas properties in six states (the “Royalty Properties”).

In May 1988, Sabine was acquired by Pacific Enterprise (“Pacific”), a California corporation. Through a series of mergers, Sabine was merged into Pacific Enterprises Oil Company (USA) (“Pacific (USA)”), a California corporation and wholly owned subsidiary of Pacific, effective January 1, 1990. This acquisition and the subsequent mergers had no effect on the Units. Pacific (USA), as successor to Sabine, has assumed by operation of law all of Sabine’s rights and obligations with respect to the Trust. As of July 31, 2006, Pacific (USA) was effectively merged into PEC Minerals LP.

Effective October 19, 2017, Simmons First National Corporation (“SFNC”) completed its acquisition of First Texas BHC, Inc., the parent company of Southwest Bank, the Trustee of the Trust. SFNC is the parent of Simmons Bank. SFNC announced that it intended to operate Southwest Bank as a separate bank subsidiary for an interim period, after which it merged it into Simmons Bank. On February 20, 2018, SFNC announced that it completed the merger of Southwest Bank into Simmons Bank (the “Bank” and “Trustee”).

On November 4, 2021, Simmons Bank, as Trustee of the Trust, announced that it has entered into an agreement with Argent Trust Company, a Tennessee chartered trust company (“Argent”), pursuant to which the Simmons Bank will be resigning as trustee of the Trust and will nominate Argent as successor trustee of the Trust. The Trustee’s resignation as trustee, and Argent’s appointment as successor trustee, are subject to certain conditions set forth in the agreement, including approval by the unitholders of the Trust and of certain other trusts of which Simmons Bank acts as trustee (or a court) of (i) Argent’s appointment as successor trustee and (ii) any amendments to the trust agreement of the Trust and the trust agreements and indentures of the other trusts necessary to permit Argent to serve as successor trustee.

The compensation agreement under the Trust Agreement provides for a “cost plus” fee payable to the Bank for all services rendered in its capacities as Trustee and Escrow Agent. Generally, the fees payable to the Bank are calculated by dividing the expenses incurred by the Bank, as Trustee and as Escrow Agent, solely for services provided by the Bank in the administration of the Trust and the Escrow by seven-tenths (0.7). Professional and other noncontributing (out-of-pocket) expenses incurred by the Bank, as Trustee or Escrow Agent, as the case may be, in the performance of its duties in the foregoing capacities are charged to the Trust or the Escrow, as the case may be, at cost. These expenses do not contribute to the fees payable to the Bank described above. Annually, the Trustee must estimate Trust and Escrow expenses contributing to the fee for the forthcoming year and publish this amount in the Trust’s first quarterly report to Unit holders. The Trustee can earn a bonus by administering the Trust for total costs that are lower than the estimate; the Trustee has not taken any bonuses that it has earned for over twenty years. The Trustee can also be penalized by forfeiture of reimbursement for part of its expense if such expenses exceed the estimate. In 2021, the Trustee earned a bonus of approximately $45,744, which the bank elected to forego.

2.    Escrow Agent’s fees and Trustee’s fees consist of a profit margin plus all fully allocated costs incurred by the Banks, as Trustee and as Escrow Agent, in performing administrative services to the Trust as specified in the Trust Agreement. Allocated costs do not include any professional and related expenses paid to third parties.

All costs incurred by the Bank in its capacity as Trustee and as Escrow Agent are accumulated in one account. Fees based thereon are allocated between the Trustee function and the Escrow Agent function according to the actual administrative services rendered by the Bank in each capacity. Any determinations by the Bank as to the allocation of the fee between the Trustee and the Escrow Agent are conclusive and binding on the Unit holders and Pacific (USA), but in no event does the Bank’s allocation affect the aggregate fee payable to the Bank.

3.    The Special Purpose Statement of Fees and Expenses is prepared on a modified cash basis, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. Trust expenses include payments made during the accounting period. Expenses are accrued to the extent of amounts that become payable on the next monthly record date following the end of the accounting period. This special purpose statement differs from statements prepared in conformity with accounting principles generally accepted in the United States of America because expenses, other than those expected to be paid on the following monthly record date, are not accrued.

This comprehensive basis of accounting other than accounting principles generally accepted in the United States of America corresponds to the accounting permitted for royalty trusts by the U.S. Securities and Exchange Commission as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts, and is the basis of accounting called for under the Trust Agreement.

4.    The need for adjustments or disclosures resulting from subsequent events has been evaluated through March 14, 2022, which is the date the special purpose statement was available to be issued. No adjustments or disclosures were required to the special purpose statement.